NCI BUILDING SYSTEMS, INC. 2003 LONG-TERM STOCK INCENTIVE PLAN

PERFORMANCE CASH AND SHARE AWARD AGREEMENT

NCI Building Systems, Inc., a Delaware corporation (the “Company”), hereby grants to Grantee, effective as of the Grant Date, an award (the “Award”) equal to a Target Amount (expressed in Dollars) subject to the terms and conditions set forth in this Performance Cash and Share Award Agreement (this “Agreement”), including Exhibit A hereto (“Exhibit A”) and in the Company’s 2003 Long-Term Stock Incentive Plan (the “Plan”). Unless otherwise defined in this Agreement or in Exhibit A, capitalized terms used in this Agreement shall have the meanings assigned to them in the Plan and in the award letter that relates to this Award (the “Award Letter”). Grantee acknowledges receipt of a copy of the Plan in effect as of the date hereof, the terms and conditions of which are incorporated herein by reference.

1.            Effect of the Plan. The Award granted to Grantee is subject to all of the provisions of the Plan and of this Agreement and the related Award Letter, together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Grantee. This Award shall be subject, without further action by the Company or Grantee, to any amendment, modification, restatement or supplement to the Plan that is beneficial to, or increases the rights of, Grantee. This Award shall not be subject to any amendment, modification, restatement or supplement to the Plan that reduces or adversely affects the rights and benefits available to Grantee hereunder.

2.            Grant of Award.

(a)            As set forth in the Award Letter, the Target Amount of the Award is granted effective as of the Grant Date and has been denominated as a hypothetical number of shares of Common Stock and a hypothetical amount of cash. As set forth in the Award Letter and Exhibit A, the percentage of the Target Amount which is earned and becomes vested on the Vesting Date (as defined in Exhibit A) in accordance with the terms of the Award Letter and this Agreement will entitle Grantee to receive from the Company on the Payment Date (as defined in Exhibit A) (x) a number of shares of Common Stock (the “Award Shares”) and a single lump sum cash payment (the “Cash Payment”). The number of the Award Shares and the amount of the Cash Payment shall be determined based on satisfaction of the performance objectives set forth in the Award Letter (the “Performance Objectives”) during the Performance Period.

(b)            Grantee agrees that this Award shall be subject to all of the terms and conditions set forth in this Agreement and the Plan, including, but not limited to, the provisions relating to the earning, vesting and forfeiture of the Award set forth in Section 4 of this Agreement and Exhibit A, and the satisfaction of the Required Withholding as set forth in Section 9 of this Agreement.

3.            Vesting Schedule; Service Requirements. Except as provided otherwise in Section 4 of this Agreement in Exhibit A, the Award shall become earned and vested only if Grantee’s continuing employment or consulting relationship with the Company or any Subsidiary (“Continuous Service”) is not terminated during the period commencing with the Grant Date and ending on the applicable date on which the earned portion of the Target Amount is certified by the Committee (which is referred to in Exhibit A as the “Vesting Date”). The determination of the portion of the Award, if any, which becomes earned and vested, the Vesting Date and the date on which the earned and vested portion of the Award shall be paid shall each be determined in accordance with Exhibit A.

4.            Conditions of Forfeiture.

(a)            Upon any termination of Grantee’s Continuous Service (the “Termination Date”):

(i)            by the Company for Cause (as hereinafter defined) or by Grantee’s voluntary resignation before the Vesting Date (other than retirement after reaching Normal Retirement Age), the entire Award as of the Termination Date, whether earned or unearned, shall, without further action of any kind by the Company or Grantee, be forfeited; or

(ii)            due to death or Disability or by the Company without Cause (each a “Qualifying Termination”) or retirement after reaching Normal Retirement Age, in each case before the Vesting Date, the portion of the Award that may or shall become earned and vested, or may or shall be forfeited, shall be determined in accordance with Exhibit A.

(b)            The amount of the Award, if any, that shall become earned and vested upon a Change in Control shall be determined in accordance with Exhibit A, provided, however, that, for the avoidance of doubt, clause (i) of the definition of “Change in Control” set forth in the Plan shall not be deemed to include an acquisition by a person which is inadvertent and/or otherwise not entered into for the purpose of, and does not have the effect of, changing or influencing the control of the Company.

(c)            For purposes of this Agreement, “Cause” shall have the meaning ascribed to such term in Grantee’s current employment agreement with the Company or any of its Subsidiaries (the “Employment Agreement”) or, if no such Employment Agreement exists or if “Cause” is not defined in the Employment Agreement, “Cause” means:

(i)            Grantee’s failure or inability for any reason to devote substantially all of Grantee’s business time and effort to the performance of Grantee’s duties and responsibilities to the Company and its Subsidiaries (vacation time and absence due to sickness or disability being excepted herefrom) and such failure or inability continues for a period of thirty (30) days after written notice by the Company of the existence of such failure or inability; provided, however, that only one such notice by the Company need be sent and, if such failure re-occurs thereafter, no further notice and opportunity to cure such failure shall be required;

(ii)            indictment for, or conviction of, or plea of nolo contendere to, a felony, other than a felony involving the operation of a motor vehicle which does not result in serious bodily harm to any person;

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(iii)            breach or failure by Grantee to perform any of Grantee’s material restrictive covenants (including, by way of example only, prohibiting confidentiality, competition or solicitation of customers or employees) that is not cured within thirty (30) days after written notice by the Company of the breach or failure to perform; provided, however, that only one such notice by the Company need be sent and, if such failure re-occurs thereafter, no further notice and opportunity to cure such failure shall be required;

(iv)            disregard or failure to use commercially reasonable efforts to carry out the reasonable and lawful instructions of any employee to whom Grantee reports or the Board of Directors of the Company, or a material violation of policies established by the Company, with respect to the operation of its business and affairs that continues for a period of thirty (30) days after written notice by the Company of the existence of such violation, disregard or failure; provided, however, that only one such notice by the Company need be sent and, if such violation, disregard or failure re-occurs thereafter, no further notice and opportunity to cure such violation, disregard or failure shall be required;

(v)            an act committed by Grantee which (A) brings the Company or any of its Subsidiaries into public disgrace, or (B) harms the business operations of the Company or any of its Subsidiaries; provided, however, that the Board of Directors of the Company must first provide to Grantee written notice clearly and fully describing the particular acts or omissions which the Board reasonably believes in good faith constitutes Cause under this subsection and an opportunity, within thirty (30) days following Grantee’s receipt of such notice, to meet in person with the Board of Directors to explain or defend the alleged acts or omissions relied upon by the Board of Directors and, to the extent practicable, to cure such acts or omissions;

(vi)            habitual insobriety or illegal use of controlled substances by Grantee; or

(vii)            breach or failure by Grantee to comply in any material respect with the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics or Employee Policy Manual (as the same may be amended, restated, extended, supplemented or otherwise modified in writing from time to time in the sole discretion of the Board of Directors of the Company) that is not cured within thirty (30) days after written notice by the Company of the breach or failure to perform; provided, however, that only one such notice by the Company need be sent and, if such breach or failure reoccurs thereafter, no further notice and opportunity to cure such breach or failure shall be required.

5.            Restriction of Transferability of Award; Restriction on Transferability of Common Stock Issued under this Award.

(a)            Grantee may not directly or indirectly sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of the Award or any portion thereof, or any right or interest therein, by operation of law or otherwise (including through hedging transactions). Any transfer of the Award in violation of this Section 5 shall be void and of no force or effect.

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(b)            Except as may otherwise be permitted by the Board of Directors of the Company or a committee thereof, Grantee may not directly or indirectly sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any portion of the Award Shares, or any right or interest therein, by operation of law or otherwise (including through hedging transactions), until the earliest of (1) six (6) months from the Vesting Date, (2) the date of Grantee’s Qualifying Termination or retirement after reaching Normal Retirement Age, or (3) the date of a Change in Control.

6.            Rights as a Stockholder. Until such time as Award Shares are issued in payment for an earned and vested Award, Grantee shall not have the rights of a stockholder with respect to the Award Shares, including the right to vote or to receive any dividends, cash or stock (other than stock dividends accounted for as a stock split), paid or delivered thereon, from and after the date hereof; provided, however, that in the event that the Company pays any cash dividend, the share portion of the Target Amount will accumulate cash dividend equivalents. The dividend equivalents shall equal the dividends paid with respect to the Common Stock during the Performance Period. The dividend equivalents shall accumulate, without interest, and be paid in cash at the time the Award Shares are delivered and/or shall be forfeited at the time the share portion of the Target Amount is forfeited. For purposes of determining the amount of dividend equivalents accumulated and to be paid with respect to the Award Shares, the Award Shares which are payable shall be considered to have been outstanding from the Grant Date. In the event of forfeiture of the Target Amount (in whole or in part), Grantee shall have no further rights to dividend equivalents with respect to such forfeited portion.

7.            Capital Adjustments and Corporate Events. If, from time to time during the term of this Agreement, there is any capital adjustment affecting the outstanding Common Stock as a class without the Company’s receipt of consideration (including stock dividends accounted for as a stock split or other non-cash dividends), the Common Stock portion of this Award (including, if applicable, the Award Shares) shall be adjusted in accordance with the provisions of Section 12 of the Plan. Any and all new, substituted or additional securities to which Grantee may be entitled by reason of Grantee’s ownership of this Award or of the Award Shares hereunder because of a capital adjustment shall be immediately subject to the provisions of this Agreement.

8.            Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Award Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Plan, or (ii) to treat as owner of such Award Shares, or accord the right to vote or pay or deliver dividends or other distributions to, any purchaser or other transferee to whom or which Grantee shall have attempted to transfer such Award Shares.

9.            Tax Matters. The Company’s obligation to pay the Cash Payment and to deliver Award Shares to Grantee on the Payment Date shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”). With respect to the Award Shares, unless Grantee has made arrangements with the Company for Grantee to deliver to the Company cash, a check or other available funds for the full amount of the Required Withholding by 5:00 P.M. Central Standard Time on the date that the earned Award becomes vested, or by such date Grantee has not made such other provision for the satisfaction of the Required Withholding in form satisfactory to the Committee or Board, in its sole discretion, the Company shall first withhold any cash payable for dividend equivalents and then Award Shares payable. The amount of the Required Withholding and the number of Award Shares to be withheld by the Company, if applicable, to satisfy Grantee’s Required Withholding on the Award Shares, as well as the amount reflected on tax reports filed by the Company, shall be based on the value of the shares determined by using the last sales price of the Common Stock (as reported by the New York Stock Exchange) on the date prior to the applicable Vesting Date. The obligations of the Company under this Agreement shall be conditioned on such satisfaction of the Required Withholding.

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10.            Covenants of Grantee.

(a)            For the period beginning on the Grant Date through the fifth anniversary of the Grant Date, Grantee shall not, directly or indirectly and whether on Grantee’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, engage in or be an owner, director, officer, employee, agent, consultant or other representative of or for, or lend money or equipment to or otherwise support, any business that manufactures, engineers, markets, sells or provides, within a 250-mile radius of any then existing manufacturing facility of the Company and its subsidiaries and affiliates, metal building systems or components (including, without limitation, primary and secondary framing systems, roofing systems, end or side wall panels, doors, windows or other metal components of a building structure), coated or painted steel or metal coils, coil coating or painting services, or any other products or services that are the same as or similar to those manufactured, engineered, marketed, sold or provided by the Company or its subsidiaries and affiliates during the Continuous Service of Grantee. Ownership by Grantee of equity securities of the Company, or of equity securities in other publicly owned companies constituting less than 1% of the voting securities in such companies, shall be deemed not to be a breach of this covenant.

(b)            For the period beginning on the Grant Date through the fifth anniversary of the Grant Date, Grantee shall not, directly or indirectly and whether on Grantee’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, either (i) hire, seek to hire or solicit the employment or service of any employee, agent or consultant of the Company or its subsidiaries and affiliates, (ii) in any manner attempt to influence or induce any employee, agent or consultant of the Company or its Subsidiaries and affiliates to leave the employment or service of the Company or its Subsidiaries and affiliates; (iii) use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees, agents or consultants of the Company or its Subsidiaries and affiliates unless required by due process of law; or (iv) call upon, solicit, divert or attempt to call upon, solicit or divert the business of any customer, vendor or acquisition prospect of the Company or any of its Subsidiaries or affiliates with whom Grantee dealt, directly or indirectly, during Grantee’s engagement with the Company or its Subsidiaries or affiliates.

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(c)            Prior to the vesting of any portion of the earned Award, for purposes of the covenants made in this Section 10, the Company promises to provide Grantee (as is necessary for Grantee’s position) with various trade secrets and proprietary and confidential information consisting of, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively referred to as the “Trade Secrets”), which are owned by the Company and regularly used in the operation of its business, but in connection with which the Company takes precautions to prevent dissemination to persons other than certain directors, officers and employees. Grantee acknowledges and agrees that the Trade Secrets (a) are secret and not known in the industry or to the public; (b) are entrusted to Grantee after being informed of their confidential and secret status by the Company and because of the fiduciary position occupied by Grantee with the Company; (c) have been developed by the Company for, and on behalf of, the Company through substantial expenditures of time, effort and money and are used in its business; (d) give the Company an advantage over competitors who do not know or use the Trade Secrets; (e) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (f) the Trade Secrets are valuable, special and unique assets of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company. Grantee shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, during Grantee’s Continuous Service with the Company, or at any time thereafter, except as required in the course of Grantee’s Continuous Service with the Company. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by Grantee or otherwise coming into Grantee’s possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances without the prior written consent of the Board of Directors of the Company (except in the ordinary course of business during Grantee’s Continuous Service with the Company), and in any event shall be promptly delivered to the Company upon termination of Grantee’s Continuous Service for any reason. Grantee agrees that, upon Grantee’s receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Grantee shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Chairman of the Board and Chief Executive Officer of the Company. For this purpose, Grantee irrevocably nominates and appoints the Company (including any attorney retained by the Company), as Grantee’s true and lawful attorney-in-fact, to act in Grantee’s name, place and stead to perform any act that Grantee might perform to defend and protect against any disclosure of any Trade Secrets.

(d)            For the period beginning on the Grant Date through the fifth anniversary of the Grant Date, Grantee shall not for any reason whatsoever (whether or not related to this Agreement or the Award) institute any legal proceedings against the Company, any of its subsidiaries, or any of its officers, directors, agents or representatives.

(e)            (i)            The parties hereto intend all provisions of subsections (a), (b), (c) and (d) of this Section 10 to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of subsections (a), (b), (c) or (d) of this Section 10 is too broad to be enforced as written, the parties intend that the court may reform the provision to such narrower scope as it determines to be reasonable and enforceable, and, in the event the court reforms Section 10(a) hereof, the Company may elect to either accept enforcement of the provision as so modified or require the return of cash or shares as set forth in Section 10(e)(ii). In addition, however, Grantee agrees that the non-competition agreements, non-employment agreements, non-disclosure and no litigation agreements set forth above each constitute separate agreements independently supported by good and adequate consideration and shall survive this Agreement. The existence of any claim or cause of action of Grantee against the Company, except for a breach of this Agreement by the Company or its subsidiaries, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of Grantee contained in the non-competition, non-employment, non-disclosure and no litigation agreements.

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            (ii)            If in connection with the challenge by Grantee of any provision of Section 10(a), any court of competent jurisdiction determines that the non-competition agreement in Section 10(a) hereof is void or unenforceable or modifies Section 10(a) and the Company declines to accept the modification, Grantee agrees to return to the Company an amount equal to 80% of the total value awarded Grantee under this Award, whether in the form of (A) Common Stock owned by Grantee, (B) cash or other immediately available funds in an amount equal to the Cash Payment and/or the then fair market value of the applicable number of shares of Common Stock received by Grantee under this Agreement determined by using the last sales price of the Common Stock (as reported by the New York Stock Exchange) on the date such determination is made, or (C) any combination of (A) and (B).

(f)            Grantee hereby agrees that a breach of any of the provisions of this Section 10 would cause irreparable injury to the Company and its Subsidiaries and affiliates, for which they would have no adequate remedy at law. If Grantee breaches or threatens to breach any of the covenants set forth in this Section 10, then without regard for any provision to the contrary, including Section 13 hereof, the Company shall have the right to immediately seek injunctive relief from a court having jurisdiction for any actual or threatened breach of this Section 10 without necessity of complying with any requirement as to the posting of a bond or other security (it being understood that Grantee hereby waives any such requirement). Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law, in equity or otherwise. Grantee hereby agrees that upon receipt of notice of the Company’s intent to seek injunctive relief, Grantee will not sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any of the Award Shares received under this Agreement, or any right or interest therein, pending the final resolution of such injunctive relief proceeding. In addition, Grantee shall, within ten (10) business days after it is ultimately determined that Grantee has committed such a breach hereof, whether in an injunctive proceeding brought under this Section 10(f) or pursuant to the dispute resolution provisions of Section 13 hereof, either (i) redeliver to the Company Award Shares received under this Agreement, if still owned by Grantee, or (ii) reimburse the Company an amount equal to the then fair market value of the Award Shares received under this Agreement determined by using the last sales price of the Common Stock (as reported by the New York Stock Exchange) on the date such determination is made; which amount shall be paid to the Company in cash or other immediately available funds.

(g)            By acceptance of this Agreement, Grantee agrees to cooperate with, provide information to, and to participate in such exams and activities as requested by, the Company, if the Company, in its sole discretion, elects to obtain insurance or make other financial arrangements to fund or otherwise assure or assist in the performance and satisfaction of the Company’s obligations and liabilities under this Agreement.

11.            Entire Agreement; Governing Law. The Plan and this Agreement constitute the entire agreement of the Company and Grantee (collectively, the “Parties”) with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof. If there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern. Nothing in the Plan and this Agreement (except as expressly provided therein or herein) is intended to confer any rights or remedies on any person other than the Parties. The Plan and this Agreement are to be construed in accordance with and governed by the internal laws of the State of Texas, without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Texas to the rights and duties of the Parties. Should any provision of the Plan or this Agreement relating to the Cash Payment and/or Award Shares (excluding for this purpose the provisions of Section 10(a), which is addressed in Section 10(e)) be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

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12.            Interpretive Matters. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and vice versa. The term “include” or “including” does not denote or imply any limitation. The captions and headings used in this Agreement are inserted for convenience and shall not be deemed a part of the Award or this Agreement for construction or interpretation.

13.            Dispute Resolution. Except as provided in Section 10 hereof, the provisions of this Section 13 shall be the exclusive means of resolving disputes of the Parties (including any other persons claiming any rights or having any obligations through the Company or Grantee) arising out of or relating to the Plan and this Agreement. The Parties shall attempt in good faith to resolve any disputes arising out of or relating to the Plan and this Agreement by negotiation between individuals who have authority to settle the controversy. Either Party may commence negotiations by delivering to the other Party a written statement of the Party’s position and the name and title of the individual who will represent the Party. Within thirty (30) days of the written notification, the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation within ninety (90) days of the written notification of the dispute, either Party may file suit and each Party agrees that any suit, action, or proceeding arising out of or relating to the Plan or this Agreement shall be brought in the United States District Court for the Southern District of Texas (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Texas state court in Harris County, Texas) and that the Parties shall submit to the jurisdiction of such court. The Parties irrevocably waive, to the fullest extent permitted by law, any objection a Party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 13 shall for any reason be held invalid or unenforceable, it is the specific intent of the Parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

14.            Nature of Payments. Any and all grants or deliveries to Grantee hereunder shall constitute special incentive payments to Grantee and shall not be taken into account in computing the amount of salary or compensation of Grantee for the purpose of determining any retirement, death or other benefits under (a) any retirement, bonus, life insurance or other employee benefit plan of the Company, or (b) any agreement between the Company and Grantee, except as such plan or agreement shall otherwise expressly provide.

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15.            Amendment; Waiver. This Agreement may be amended or modified only by means of a written document or documents signed by the Company and Grantee. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board or by the Committee. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

16.            Notice. Any notice or other communication required or permitted hereunder shall be given in writing and shall be deemed given, effective, and received upon prepaid delivery in person or by courier or upon the earlier of delivery or the third business day after deposit in the United States mail if sent by certified mail, with postage and fees prepaid, addressed to the other Party at the Company’s principal executive office or the address of Grantee in the records and books of the Company, or to such other address as such Party may designate in writing from time to time by notice to the other Party in accordance with this Section 16.

BY ACCEPTING THIS AGREEMENT, GRANTEE ACKNOWLEDGES AND AGREES THAT THE PERFORMANCE SHARE UNITS SUBJECT TO THIS AWARD SHALL BE EARNED, VEST AND AMOUNTS WILL BE PAYABLE IF AT ALL, ONLY DURING THE PERIOD OF GRANTEE’S CONTINUOUS SERVICE OR AS OTHERWISE PROVIDED IN THIS AGREEMENT (NOT THROUGH THE ACT OF BEING GRANTED THE AWARD). GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN SHALL CONFER UPON GRANTEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF GRANTEE’S CONTINUOUS SERVICE. Grantee acknowledges receipt of a copy of the Plan, represents that Grantee is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. Grantee has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the Plan. Grantee hereby agrees that all disputes arising out of or relating to this Agreement and the Plan shall be resolved in accordance with Section 13 of this Agreement. Grantee further agrees to notify the Company upon any change in the address for notice indicated in this Agreement.

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Exhibit A to Performance Cash and Share Award Agreement

1.            Certification and Earned Amount

(a)            Certification of Achievement Relative to Performance Objectives: Within sixty (60) days following the end of the Performance Period, the Committee will certify the extent to which the Performance Objectives have been achieved. Except as provided in Section 4 of Exhibit A, the date of such certification is the “Vesting Date” for purposes of the Award.

(b)            Earned Portion of the Award. The Award will become earned as to each of the Performance Objectives as follows:

(1)	Performance below the “threshold” level of achievement shown in the Award Letter will result in no portion of the Award being earned.

(2)	Performance at “threshold” level of achievement shown in the Award Letter will result in the Award becoming earned at the “threshold” payout percentage level.

(3)	Performance at “target” level of achievement shown in the Award Letter will result in the Award becoming earned at the “target” payout percentage level.

(4)	Performance at or above the “above target” level of achievement shown in the Award Letter will result in the Award becoming earned at the “above target” payout percentage level.

Payout above the “threshold” level but below the “target” level of achievement, and above the “target” level but below the “above target” level of achievement, will be calculated by the Committee by straight line interpolation by reference to the applicable payout percentages. For avoidance of doubt, in no event may the payout exceed the highest percentage specified in the Award Letter.

(c)            Payment Amount: Subject to Sections 2 and 4 of this Exhibit A, the hypothetical share portion and the hypothetical cash portion of the Target Amount shall each be multiplied by the weighted average of the payout percentage levels for the Performance Objectives to determine the number of Award Shares and the Cash Amount.

2.            Effect of Termination of Employment. The following provisions will apply in the event of the termination of employment prior to the Vesting Date.

(a)            Termination for Any Reason Other Than Due to a Qualifying Termination or Retirement after reaching Normal Retirement Age. In the event that Grantee’s Continuous Service terminates for any reason other than a Qualifying Termination or retirement after reaching Normal Retirement Age prior to the Vesting Date, this Award shall terminate and will be forfeited and cancelled without payment.

(b)            Termination Due to Death or Disability. In the event that Grantee’s Continuous Service terminates due to Grantee’s Death or Disability prior to the Vesting Date, the full earned amount of the Award determined in accordance with Section 1(c) shall be paid as if Grantee had remained continuously employed with the Company through the Vesting Date.

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(c)            Termination Without Cause. In the event Grantee’s Continuous Service is terminated by the Company without Cause prior to the Vesting Date, a pro-rated portion of the earned amount of the Award determined in accordance with Section 1(c) shall be paid to Grantee. Such pro-rated portion shall be determined by multiplying the product of (a) the earned amount of the Award determined in accordance with Section 1(c) as if Grantee had remained continuously employed with the Company through the Vesting Date, multiplied by (b) a fraction, the numerator of which is the number of days elapsed in the Performance Period through the Termination Date and the denominator of which is 1,095, provided, that if such fraction is less than ½ (one-half), then, unless the Committee shall determine otherwise in its discretion, the Award shall terminate and will be forfeited and cancelled without payment.

(d)            Termination Due to Retirement after reaching Normal Retirement Age. In the event Grantee’s Continuous Service is terminated by Grantee due to Grantee’s retirement after reaching Normal Retirement Age, in each case prior to the Vesting Date, a pro-rated portion of the earned amount of the Award determined in the same manner as provided in Section 2(c), but without regard to the proviso contained therein.

(e)            Termination on or following the Vesting Date. For avoidance of doubt, the termination of Grantee’s Continuous Service following the Vesting Date and prior to the Payment Date, other than a termination for Cause, shall have no effect on Grantee’s Award.

3.            Payment Date. Except as provided in Section 4, the Cash Amount shall be paid, and the Award Shares shall be delivered, not later than fifteen (15) days following the Vesting Date.

4.            Effect of Change in Control.

(a)            Prior to the Vesting Date; Current Employees. In the event of a Change in Control prior to the Vesting Date (determined without regard to this Section 4) and prior to Grantee’s termination of employment, (i) the Award will be deemed earned at the “above target” payout percentage level, (ii) the Vesting Date will be deemed to be the date of the Change in Control, and (iii) the Payment Date will be not later than five (5) days following the date of the Change in Control.

(b)            Prior to the Vesting Date; Former Employees. In the event of a Change in Control prior to the Vesting Date (determined without regard to this Section 4) and following Grantee’s Qualifying Termination or retirement after reaching Normal Retirement Age, (i) the Award will be deemed earned at the “above target” payout percentage level, (ii) the Vesting Date will be deemed to be the date of the Change in Control, (iii) other than in the case of death or Disability, the earned amount of the Award will be prorated as provided in Section 2(c) (but disregarding the proviso in such Section) and (iv) the Payment Date will be not later than five (5) days following the date of the Change in Control.

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(c)            On or Following the Vesting Date. In the event of a Change in Control on or following the Vesting Date but prior to the Payment Date, the earned amount of the Performance Amount will be determined without regard to this Section 4, but the Payment Date will be not later than five (5) days following the date of the Change in Control.

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